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         AGREEMENT made this 31st day of August, 1999 between Netword, Inc.
("Company"), a Delaware corporation with an office at 702 Russell Avenue, Gaithersburg, Maryland 20877 and Net2Phone, Inc. and its affiliates and/or subsidiaries (collectively "N2P"), a Delaware corporation with an office at 171 Main Street, Hackensack, New Jersey 07601.

                                 R E C I T A L S

A. Company maintains a Web site at netword.com (the "Company Site");

B. Company's Netword System is an Internet navigation tool that allows Internet users ("Users") to reach Internet addresses ("URLs") by entering easily remembered names, phrases, numbers or other characters (each a "Netword") in command lines, or slots (collectively a "Slot") of the leading Web browsers, instead of using often complex URLs. The Netword System includes proprietary software, (the "Client") that may be downloaded from the Company Site, and sites of Company affiliates to monitor the leading Web browsers, intercept data entered in those browsers, and act, upon that data to facilitate virtually Instantaneous resolution of Networds;

C. N2P maintains a Web site at net2phone.com (the "N2P Site");

D. N2P provides software and services (collectively "N2P Products") that allow Users to place Internet telephone calls: and

E. The parties wish to enter into the arrangement described herein.

NOW, THEREFORE, in consideration of the Recitals; and other good and valuable consideration, the parties agree as follows:

I. Company Responsibilities:

1.1 Produce the special version (the "N2P Agent") of the Client in accordance with N2P's standards, criteria and specifications as are more fully described in Company's Technical Proposal to N2P (the "Proposal") attached as Exhibit A, and made a part hereof. Company shall remedy any deviations from the standards, criteria and specifications set forth by N2P regarding the N2P Agent upon receipt of notice by N2P of such deviations.

1.2 Allow N2P to create and register Networds to enhance the ability of Users to utilize N2P Products including, but not limited to 'Dial", "Call", "Phone", "Net2Phone", "N2P" and others requested by N2P (collectively "N2P Networds") provided that such Networds are (i) available for registration and (ii) subject to the Company's published terms and conditions which shall be maintained on Company's Site. N2P Networds shall be furnished by Company to N2P without charge.


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1.3 Allow N2P to register additional N2P Networds to aid Users in navigating the
N2P Site provided that such Networds are (i) available for registration and (ii) subject to the Company's published terms and conditions which shall be maintained on Company's Site.

1.4 Allow Referral Customers, as defined in Section 4.2 below, to create and register Networds as agreed to by the parties in accordance with N2P's criteria provided that such Networds are (i.) available for registration and (ii) subject to the Company's published terms and conditions which shall be maintained on Company's Site.

1.5 Implement procedures and technologies that make it possible to (i) employ the N2P Agent; (ii) track Networds registered by Referral Customers and (iii) resolve Netword requests ("Hits") on Referral Customers. The Netword System/N2P Agent must operate in a reasonably accurate manner and in accordance with the standards set forth in the Technical Proposal and those set forth herein. Company shall provide N2P all updated versions of the Netword System or any components thereof relating to the use of the N2P Agent.

1.6 Furnish the following documented HTML code to N2P:

 (i) Links ("Links") from the Company Site to the N2P Site, including information describing Company and the Netword System;

(ii) Company's Logo and Slot.

1.7 Provide customer and technical support for the Netword System/N2P Agent and provide proper and adequate training to designated N2P personnel as requested by N2P to enable N2P to provide front-end customer and technical support to end users. Company shall also provide all documentation and materials related to the Netword System/N2P Agent to enable N2P to provide further training to other personnel if necessary. This obligation shall be a continuing obligation on the part of Company and shall apply to any and all updated versions of the Netword System/N2P Agent as well as updated versions of the N2P Products provided hereunder.

1.8 Any failure by Company to comply with any of the provisions of this section shall constitute a material breach of this Agreement and shall entitle N2P to terminate this Agreement as set forth below. In addition, N2P reserves the right to terminate this Agreement upon any failure of the Netword System to operate properly and in accordance with N2Ps standards and criteria, in its sole discretion, for a period of forty-eight (48) hours and Company's failure to properly cure such problem within such period.





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II. N2P Responsibilities:

2.1 Maintain a database of URLs and associated phone numbers necessary to accomplish the objectives of this Agreement.

2.2 Display the Links, and Company's Logo and Slot within the N2P Site.

2.3 After the N2P Agent is delivered to N2P, include the N2P Agent in N2P Products distributed to third parties only if the N2P Agent functions in accordance with the Technical Proposal as set forth herein and in N2P's sole discretion as set forth in 2.4 below.

2.4 It is expressly understood by the parties hereto that any and all responsibilities of N2P set forth above in paragraphs 2.2 and 2.3 are subject to all existing agreements between N2P and other third parties and it is in N2P's sole discretion to what extent it may perform such actions so that it may conform with such other agreements. In N2P's sole discretion, N2P shall use its reasonable efforts to include the N2P Agent in its Products that it distributes pursuant to its agreements with other third parties.

III. The Term

3.1 The initial term ("Initial Term") of this Agreement shall commence upon its execution date and terminate one. (1) year thereafter unless terminated by N2P upon thirty (30) days prior written notice during the Initial or any Additional Term (as defined below) or as otherwise set forth herein.

3.2 The Initial Term shall be automatically extended for additional one year periods (each an "Additional Term"), unless either party notifies the other at least thirty (30) days prior to the end of the Initial Term or any Additional Term that it does not wish to renew this Agreement.

3.3 In addition to its other rights contained herein, N2P reserves the right to terminate this Agreement upon an occurrence of any one of the following:

(a) if Company files for bankruptcy or there is a material adverse change to Company's financial status;

(b) if a petition is filed in any court and not dismissed in thirty (30) days to declare Company bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;

(c) if a Trustee in Bankruptcy or a Receiver or similar entity is appointed for Company and such appointee is not dismissed within thirty (30) days; or

(d) if Company fails to make any payment when due upon five (5) days notice.




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IV. Consideration to N2P

4.1 N2P shall receive fifty (50%) percent of Referral Revenues and Referral Hit Charges and fifty (50%) percent of Other Referral Charges, as those terms are defined in Section 4.2 below. In that regard, Company will give N2P access to its books, records and database relating to this Agreement.

4.2 As used herein, the following capitalized terms shall have the following meanings:

(i) Referral Customers are persons using Links, or other means agreed to by the parties, to register Networds with Company.

(ii) Referral Revenues are amounts paid to Company by Referral Customers under Company's schedule of charges, as amended from time to time.

(iii) Referral Hit Charges are amounts paid to Company by Referral Customers for Hits on Networds registered by Referral Customers under Company's schedule of charges, as amended from time to time.

(iv) Other Referral Charges are amounts paid to Company by Referral Customers under Company's schedule of charges, as amended from time to time, except amounts paid by such Customers for Networds registered by them from sources other than the N2P Agent.

4.3 Amounts due Net2Phone under this Section IV shall be paid monthly to N2P by Company within thirty (30) days after the close of each month.

V. Indemnification and Confidentiality

5.1 Company shall indemnify, defend, release and hold harmless N2P and all of its officers, agents, directors, shareholders, subcontractors, subsidiaries, employees and other affiliates (collectively "Affiliates") from and against any action, claim, court cost, damage, demand, expense, liability, loss, penalty, proceeding, suit, cost or attorney's fees arising out of any act or omission by Company relating to this Agreement or any claims by end users and subscribers of Company's services except and only in the event a claim relates solely to N2P's material breach of this Agreement due to its gross negligence or willful misconduct.

5.2 The parties acknowledge that during the course of this Agreement, either party may acquire information regarding the other or its affiliates, its business activities and operations or those of its customers and suppliers, and its trade secrets and, other confidential and proprietary information. Such information as well as the terms and conditions of this Agreement (hereinafter "Confidential Information") shall be held in strict confidence and each Party shall not reveal the same, except for any information which is: (a) generally available to or known to the public; (b)


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known to such party prior to the negotiations leading to this Agreement; (c)
independently developed by such party outside the scope of this Agreement; (d) lawfully disclosed by or to a third party or tribunal; or (e) the disclosing party reasonably consents to disclosure in writing provided the receiving party limits disclosure to the extent required by the disclosing party and requests the confidential treatment of such information. The recipient of the Confidential Information may disclose the Confidential Information pursuant to any judicial or governmental request requirement or order or as required by law provided, however, the recipient takes all reasonable steps to provide prompt and sufficient notice to the disclosing party so that the disclosing party may contest such request, requirement or order and the recipient limits disclosure to the extent required by law or regulation and requests the confidential treatment of such Confidential Information. The Confidential Information of each party shall be safeguarded by the other to the same extent that it safeguards its own confidential materials or data relating to its own business. Each party agrees to limit access to such Confidential Information to employees, agents or representatives who have a need to know such information in order to perform the obligations set forth in this Agreement and further the matter of mutual interest described herein. Such employees, agents or representatives will be notified by the party providing access to the Confidential Information that the information is confidential in nature and it to be used only for the purposes of performing each party's obligations hereunder. Neither party may disclose any of the Confidential Information, including any parts or derivations thereof, to any third party without the other party's express written consent to such disclosure. The rights and obligations of the parties hereto therefore also will inure to such affiliates, employees, agents and representatives of each party and may be directly enforced by or against same. Upon request, the recipient of the Confidential Information will promptly return all Confidential Information (or any designated portion thereof), including all copies thereof, to the disclosing party or, if so directed by the disclosing party, destroy such Confidential Information. The recipient will also, within ten (10) days of written request by the disclosing party, certify in writing that it has satisfied its obligations under this section. The parties agree that an impending or existing violation of these confidentiality provisions would cause the disclosing party irreparable injury for which it would have no adequate remedy at law, and agree that the disclosing party may be entitled to obtain immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

VI. The Option

Concurrently herewith, Company has delivered to N2P a warrant, in the form of Exhibit B attached hereto.

VII. Miscellaneous

7.1 This Agreement incorporates the entire understanding of the parties with respect to its subject matter and may not be amended or terminated, except by an instrument in writing signed by the parties.

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7.2 All notices, demands, requests, consents or other communications regarding this Agreement shall be effective only if in writing and they shall be deemed received two (2) business days after deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or delivered to a nationally recognized express delivery service, addressed to a party at its address listed above.

7.3 This Agreement may be executed in fax counterpart copies, all of which taken together shall be deemed one original.

7.4 This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed in that state and both parties consent to jurisdiction in the courts of New Jersey.

7.5 Each party agrees that, without the other party's prior written consent, it will not use the name, service marks or trademarks of the other party or of any of its affiliated companies.

7.6 It is expressly understood that the parties hereto are acting hereunder as independent contractors and under no circumstances shall any of the employees of one party be deemed to be employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act on behalf of the other in any agency or other capacity or to make commitments of any kind for the account of or on behalf of the other party except to the extent and for the purposes expressly provided for and set forth herein.

7.7 The failure of either party to give notice of default or to enforce compliance with any of the terms or conditions of this Agreement.

7.8 The waiver of any term or condition of this Agreement, or the granting of an extension of time for performance, will not constitute a permanent waiver of any term or condition of this Agreement, and this Agreement and each of its provisions will remain at all times in full force and effect until modified by both parties in writing.

7.9 This Agreement shall not be valid until signed and accepted by a signatory duly authorized to legally bind the parties hereto. No change, amendment, modification, termination or attempted. waiver of any of the provisions set forth herein shall be binding unless made in writing and signed by a duly authorized representative of both parties hereto, and no representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

7.10 Neither party will assign this Agreement or any rights under this Agreement without the prior written consent of the other; which consent will not be unreasonably denied or withheld. Notwithstanding anything to the contrary, Net2Phone reserves the right to assign this Agreement to any affiliate or subsidiary without Company's consent. Subject to the foregoing, this


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Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

7.11 In the event a court of competent jurisdiction determines that any part or provision, of this Agreement is invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorized officer as of the date and year first above written.


Net2Phone, Inc.                           Netword, Inc.


____________________________              ______________________________________
By: ________________________              By: Michael L. Wise, President and CEO
Title:______________________



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